Exhibit 99.1
HMH Holding Inc. Announces Second Quarter 2026 Results
HOUSTON, August 5, 2026 – HMH Holding Inc. (“HMH” or the “Company”) (NASDAQ: HMH) today announced financial and operational results for the second quarter of 2026.
Second Quarter Highlights
•Revenue of $170.8 million, down 16% compared to the second quarter of 2025 and substantially flat compared to the first quarter of 2026.
•Net income attributable to HMH of $5.0 million, compared to net income of $8.9 million in the second quarter of 2025 and net income of $3.4 million in the first quarter of 2026. Net income in the second quarter of 2026 reflected a one-time pre-IPO stock-based compensation award expense recognized upon completion of the IPO.
•Orders of $205 million, up 19% compared to the second quarter of 2025 and down 6% compared to the first quarter of 2026, resulting in book-to-bill of 1.2x.
•Adjusted EBITDA of $33.9 million, up 3% compared to the second quarter of 2025 and up 13% compared to the first quarter of 2026.
•Cash flow provided by operating activities was $17.9 million and Free Cash Flow was positive at $22.2 million for the second quarter of 2026.
Financial Summary
HMH reported revenue for the second quarter of 2026 of $170.8 million, down 16% compared to the second quarter of 2025 and substantially flat compared to the first quarter of 2026. The year-over-year decrease was primarily driven by lower product and service revenues, partially offset by higher spare parts revenue. Sequentially, higher service activity was offset by lower product and spare parts revenue.
Adjusted EBITDA in the second quarter of 2026 was $33.9 million, up 3% compared to the second quarter of 2025 and up 13% compared to the first quarter of 2026. Adjusted EBITDA Margin was 19.8%, compared to 16.1% in the second quarter of 2025 and 17.6% in the first quarter of 2026.
Orders for the quarter were $205 million, up 19% year-over-year and down 6% sequentially, resulting in book-to-bill of 1.2x. Year-over-year order growth was driven by services, partially offset by products. Quarter-over-quarter order and backlog performance reflects improving customer visibility and positions HMH for increased activity levels in the second half of 2026.
HMH Holding Inc.’s Chief Executive Officer, Eirik Bergsvik, stated: “Our second quarter results reflect the underlying resilience of our business. During the quarter, we navigated a dynamic operating environment marked by geopolitical uncertainty, evolving trade policies, project timing shifts, and continued customer caution in certain regions. These factors, combined with delayed equipment and repair order bookings, impacted revenue performance. Despite these headwinds, our team remained focused on execution, delivering improved margins, positive Free Cash Flow, and strong order intake. We were particularly encouraged by the continued strength in our digital technology offerings, which drove a 19% increase in orders and resulted in a book-to-bill ratio of 1.2x.
Importantly, the underlying fundamentals supporting long-term offshore and energy investment remain constructive. Across many of the markets we serve, customers continue to prioritize capital-efficient production, asset reliability, operational uptime, and technology enabled solutions. While macroeconomic volatility, geopolitical developments, and energy market uncertainty may continue to influence the pace and timing of investment decisions, we believe these factors are temporary and do not alter the long-term demand outlook for the critical equipment and services we provide.
As we look ahead to the second half of 2026, improving customer visibility, a growing backlog, and rising activity levels across our key markets give us confidence in the opportunities ahead. Following the successful completion of our IPO, HMH is well positioned with a strong balance sheet, differentiated technology, and a dedicated team committed to creating long-term value for our customers and shareholders.”
Initial Public Offering
On April 2, 2026, we completed our IPO of 10,520,000 shares of our Class A common stock at a price to the public of $20.00 per share. These sales of our Class A common stock resulted in net proceeds of $197.8 million, after deducting the underwriters’ discounts and offering fees of $12.6 million. On April 30, 2026, the underwriters partially exercised their option to purchase an additional 685,844 shares of Class A common stock. The transaction closed on May 5, 2026, and resulted in net proceeds of $12.9 million, after deducting the underwriters’ discounts and offering fees of $0.8 million.
We used $39.5 million of the net proceeds we received from the IPO as the cash consideration to purchase 2,100,000 HMH Holding B.V. Voting Class A Shares and 2,100,000 HMH Holding B.V. Voting Class B Shares from Baker Hughes Holdings LLC and Akastor AS, our principal stockholders. We contributed all of the remaining net proceeds from the IPO to HMH Holding B.V. HMH Holding B.V. used an aggregate of $137.1 million of the net proceeds received to repay all of the outstanding principal and accrued and unpaid interest under the Shareholder Loan Agreement with our principal stockholders, and the remaining net proceeds of $21.2 million received by HMH Holding B.V. were used to fund working capital.
Operational and Financial Results
Revenue, Cost of Sales, and Gross Operating Margin
Revenue for the second quarter of 2026 was $170.8 million, down 16% compared to the second quarter of 2025 and substantially flat compared to the first quarter of 2026. Product revenue decreased 65% year-over-year and 38% sequentially, reflecting a lower backlog to start the quarter and delays in the Middle East due to the ongoing conflict in the region. Service revenue decreased 4% year-over-year due to lower repair activity partially offset by stronger digital technology volume and increased 24% sequentially, driven by increased demand for repairs, digital technology, and other services. Spare parts revenue increased 17% year-over-year and decreased 8% sequentially. The year-over-year increase was driven by higher Equipment and System Solutions (ESS) and Pressure Control Systems (PCS) spares demand as customers prepare for upcoming contracts.
Total cost of sales decreased by $42.0 million, or 28%, to 109.5 million in the second quarter of 2026, compared to $151.5 million in the second quarter of 2025. Cost of sales as a percentage of revenue decreased to 64% in the second quarter of 2026 compared to 75% in the second quarter of 2025. Gross margin increased to 36%, up 10% year-over-year and 4% sequentially, driven by revenue mix, continued cost optimization efforts, and execution focus.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $60.4 million in the second quarter of 2026, compared to $29.4 million in the second quarter of 2025 and $35.1 million in the first quarter of 2026. The increase was primarily driven by a $22.0 million pre-IPO stock-based compensation expense recognized in the second quarter of 2026 upon completion of the IPO. Excluding IPO-related stock-based compensation expense, the year-over-year increase was primarily driven by increased costs associated with our transition to and operating as a public company.
Order Intake, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow
Orders for the quarter were $205 million, up 19% compared to the second quarter of 2025 and down 6% compared to the first quarter of 2026. Orders exceeded revenue in the quarter, resulting in book-to-bill of 1.2x. Service order intake was $118 million, up 50% year-over-year and 19% sequentially, driven by strong digital technology volume. Spare parts order intake was $65 million, up 1% year-over-year and 2% sequentially, driven by the global offshore market.
Net income attributable to HMH was $5.0 million in the quarter. Adjusted EBITDA in the quarter was $33.9 million, up 3% year-over-year and up 13% sequentially. Adjusted EBITDA Margin was 19.8%, compared to 16.1% in the second quarter of 2025 and 17.6% in the first quarter of 2026. Despite lower revenue year-over-year, HMH delivered margin resiliency supported by disciplined cost execution, favorable revenue mix, increased service activity and continued focus on operational efficiency.
Cash flow provided by operating activities was $17.9 million, and Free Cash Flow was positive at $22.2 million in the quarter. Capital expenditures and development costs during the quarter were $5.2 million, primarily supporting aftermarket capabilities, service reliability, and ongoing product development initiatives. HMH ended the quarter with $119.7 million of cash and cash equivalents and approximately $195 million of total liquidity, inclusive of the revolving credit facility. HMH has no long-term debt maturity until June 2028.
Conference Call Details
The Company has scheduled a conference call on August 6, 2026, at 8:00 am Central Time to discuss its results for the second quarter of 2026. To access the conference call, participants may dial (800) 715-9871 for U.S. participants or (646) 307-1963 for international participants and use Conference ID: 6309447. Participants may listen to the call through a webcast link posted in the Investors section of HMH’s website. A replay of the conference call will be made available on the website following the conclusion of the live call.
About HMH
HMH is a leading provider of highly engineered, mission-critical equipment solutions, providing customers with a comprehensive portfolio of drilling equipment, services and systems utilized in oil and gas drilling operations, both offshore and onshore. HMH’s global reach, technical expertise and innovative product offerings, coupled with its integrated operations from manufacturing to aftermarket services, allow HMH to provide customers with first-class technology, engineering, and project management services through the entire asset lifecycle of the equipment it provides. In addition, HMH is growing its portfolio of products and services to adjacent industries, such as mining. The complexity and criticality of HMH’s installed equipment drive customers to choose HMH for their aftermarket support, particularly in the offshore environment, which is subject to extensive regulation. For more information, please visit HMH’s website at www.hmhw.com.
Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow.

We use Adjusted EBITDA and Adjusted EBITDA Margin as one of the indicators to evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and certain non-recurring items. We define Adjusted EBITDA as net income before interest expense, net, income tax expense, depreciation and amortization, IPO listing related cost and other non-recurring items. Management does not consider these non-recurring items to be indicative of our ongoing operating performance measure, and such items include, but are not limited to, restructuring and other operating expenses and foreign exchange currency (gain) loss. We track Adjusted EBITDA on an absolute dollar basis and as a percentage of revenue, which we refer to as Adjusted EBITDA Margin. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. We believe that Adjusted EBITDA is a supplemental measurement tool used by analysts and investors to evaluate overall operating performance, ability to pursue and service possible debt opportunities and possible future investment opportunities. In addition, we believe that Adjusted EBITDA Margin is a supplemental measurement tool used by analysts and investors to evaluate profitability of sales. Adjusted EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income, as measured in accordance with generally accepted accounting principles in the United States of America ("GAAP"). The items excluded from Adjusted EBITDA and Adjusted EBITDA Margin, but included in the calculation of reported net income, are significant components of the consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. We believe that the disclosure of Adjusted EBITDA and Adjusted EBITDA Margin offers additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.
We use Free Cash Flow to evaluate our liquidity to provide flexibility and optionality to achieve our broader capital allocation strategy. We define Free Cash Flow as cash flow from operations minus purchases of property and equipment and development costs and excluding the impact of one time non-cash IPO related expenses. Management believes that Free Cash Flow is a meaningful indicator of liquidity that provides information to our management and investors about the amount of cash generated from operations, after purchases of property and equipment that can be used for investment in our business and for acquisitions as well as to strengthen our balance sheet. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by (used in) operating activities. Free Cash Flow does not reflect our ability to meet future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure.
These non-GAAP measures are reconciled to the most directly comparable GAAP measures in the accompanying tables and should not be considered as alternatives to GAAP results.
Forward-Looking Statements
The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally relate to expectations, beliefs, future events, future expected business, or our future financial or operating performance and prospects, and include statements regarding business plans, objectives and expected operating results. When used in this press release, words such as “may,” “could,” “should,” “will,” “plan,” “project,” “forecast,” “guidance,” “outlook,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” the negative of these terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in HMH’s filings with the Securities and Exchange Commission (the “SEC”), including the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in HMH’s final prospectus filed with the SEC on April 1, 2026 and subsequent Quarterly Reports on Form 10-Q. HMH undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, except as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
Investors and others should note that we may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investors section of HMH’s website. We may use these channels to distribute material information about HMH; therefore, we encourage investors, the media, business partners and others interested in HMH to review the information posted on HMH’s website. The information on HMH’s website is not part of, and is not incorporated into, this press release.

Company Contact
Katina Hargett
Investor Relations
HMH Holding Inc.
+1 (281) 371-4985
investorrelations@hmhw.com

HMH Holding Inc.
Comparative Condensed Consolidated Statements of Income
(Unaudited)

	Second Quarter 2026	Second Quarter 2025	First Quarter 2026

	(in thousands)
Revenue
Service revenue	$89,072	$92,332	$72,009
Product revenue	20,027	58,812	32,466
Spare parts revenue	61,163	52,151	66,519
Related party revenue	560	162	327
Total revenue	170,822	203,457	171,321
Operating expenses
Cost of services sold	58,766	63,671	53,058
Cost of goods sold – products	16,527	53,422	25,367
Cost of goods sold – spare parts	34,231	34,452	38,208
Total cost of sales	109,524	151,545	116,633
Selling, general and administrative expenses	60,354	29,441	35,111
Research and development expenses	771	649	414
Restructuring and other expenses (income), net	5,004	1,072	—
Total operating expenses	175,653	182,707	152,158
Operating income (loss)	(4,831)	20,750	19,163
Foreign currency gain (loss), net	(591)	2,948	(2,228)
Other non-operating income (loss), net	(158)	334	(255)
Interest income (expense), net	(3,945)	(9,106)	(6,953)
Income (loss) before income taxes	(9,525)	14,926	9,727
Income tax (expense) benefit	4,506	(5,158)	(5,852)
Net income (loss)	(5,019)	9,768	3,875
Less: Net income (loss) attributable to non-controlling interests	(9,995)	819	427
Net income (loss) attributable to HMH Holding Inc.	$4,976	$8,949	$3,448

HMH Holding Inc.
Comparative Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2026	December 31, 2025

	(in thousands)
Assets
Current assets
Cash and cash equivalents	$119,705	$96,585
Other current assets	529,203	532,625
Property, plant and equipment, net	197,673	200,818
Other assets	515,984	527,676
Total assets	$1,362,565	$1,357,704
Liabilities and equity
Total current liabilities	218,317	223,639
Long-term debt, net	196,363	195,636
Long-term debt, net—related party	—	143,732
Other long-term liabilities	101,486	94,245
Total liabilities	516,166	657,252
Total equity	846,399	700,452
Total liabilities and shareholders’ equity	$1,362,565	$1,357,704

HMH Holding Inc.
Comparative Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Second Quarter 2026	Second Quarter 2025	First Quarter 2026

	(in thousands)
Cash flows from operating activities
Net income (loss)	$(5,019)	$9,768	$3,875
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	11,066	10,682	10,653
Share-based compensation expense	22,775	—	—
Amortization of borrowing costs	409	311	318
Restructuring and other expenses	—	700	—
Deferred tax expense (benefit)	(8,643)	(77)	1,918
Payment-in-kind interest	65	2,809	2,843
Provision for bad debt expense	184	(309)	284
Provision for inventory write-down	1,609	1,143	380
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	22,446	25,027	20,271
Changes in operating assets and liabilities	(4,577)	(46,166)	(12,984)
Net cash provided by (used in) operating activities	17,869	(21,139)	7,287
Cash flows from investing activities
Purchase of property, plant and equipment	(1,166)	(2,537)	(920)
Development costs	(4,082)	(969)	(1,814)
Acquisition of business, net of cash	—	—	(770)
Net cash provided by (used in) investing activities	(5,248)	(3,506)	(3,504)
Cash flows from financing activities
Issuance of common stock in initial public offering (IPO), net of underwriting discount	210,670	—	—
Purchase of HMH B.V. voting shares from Principal Stockholders	(39,480)	—	—
Redemption under exchange agreement with Principal Stockholders	(12,894)	—	—
Deferred IPO costs paid	(10,380)	—	—
Repayment of long-term debt, net—related party	(137,099)	—	—
Proceeds from issuance of revolving credit facilities	—	50,000	719
Repayment of revolving credit facilities	—	(37,000)	—
Purchase of treasury shares	(4,888)	—	—
Net cash provided by (used in) financing activities	5,929	13,000	719
Effect of foreign exchange rate on cash and cash equivalents	(142)	3,074	210
Net increase (decrease) in cash and cash equivalents	18,408	(8,571)	4,712
Cash and cash equivalents beginning of period	101,297	46,984	96,585
Cash and cash equivalents end of period	$119,705	$38,413	$101,297

HMH Holding Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA Margin

	Second Quarter 2026	Second Quarter 2025	First Quarter 2026

	(in thousands)

Net income (loss)	$(5,019)	$9,768	$3,875
Add: Interest expense, net	3,945	9,106	6,953
Income tax expense	(4,506)	5,158	5,852
Depreciation and amortization	11,066	10,682	10,653
Share-based compensation	22,775	—	—
Restructuring and other expenses	5,004	1,072	—
Foreign currency (gain) loss, net	591	(2,948)	2,228
IPO listing related cost	—	—	520
Adjusted EBITDA	$33,856	$32,838	$30,081
Net income (loss) as a % of revenue	(2.9)%	4.8%	2.3%
Adjusted EBITDA Margin (a)	19.8%	16.1%	17.6%
(a).Calculated as a percentage of total revenue.

HMH Holding Inc.
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Second Quarter 2026	Second Quarter 2025	First Quarter 2026

	(in thousands)
Net cash provided by (used in) operating activities	$17,869	$(21,139)	$7,287
Add: Purchases of property and equipment	(1,166)	(2,537)	(920)
Development costs	(4,082)	(969)	(1,814)
Non-cash IPO related settlement	9,541	—	—
Free Cash Flow	$22,162	$(24,645)	$4,553